Exhibit (h)(2)

Amendment No. 2 to

Transfer Agency and Services Agreement

This Amendment No. 2 (this “Amendment”), dated February 18, 2014 to the Transfer Agency and Services Agreement (the “Agreement”), dated July 20, 2012, between Whitebox Mutual Funds, a statutory trust established under the laws of the State of Delaware (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”). This Amendment supersedes and replaces Amendment No. 1 to the Agreement.

WHEREAS, the Trust and ALPS wish to amend the Agreement whereby the List of Portfolios (Appendix A) is modified to account for a new series of the Trust.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

•	Appendix A to the Agreement is deleted in its entirety and replaced with the Appendix A attached hereto.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

WHITEBOX MUTUAL FUNDS		ALPS FUND SERVICES, INC.

By:	/s/ Bruce Nordin	By:	/s/ Jeremy O. May
Name:	Bruce Nordin	Name:	Jeremy O. May
Title:	President	Title:	President

[Amendment No. 2 to Transfer Agency and Services Agreement]

APPENDIX A

LIST OF PORTFOLIOS

Effective as of February 18, 2014

Whitebox Tactical Opportunities Fund

Whitebox Market Neutral Equity Fund

Whitebox Tactical Income Fund*

*	Effective April 1, 2014, the name “Whitebox Unconstrained Income Fund” was changed to “Whitebox Tactical Income Fund.”